UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant [   ]

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[ ]	Preliminary Proxy Statementa
[ ]	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Pursuant to §240.14a-12

Fiduciary/Claymore Dynamic Equity Fund

(Names of Registrant As Specified in its Declaration of Trust)

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HCE ANNOUNCES PROPOSED LIQUIDATION AND DISSOLUTION OF THE FUND

Lisle, Illinois – December 23, 2008 - (NYSE: HCE) Fiduciary/Claymore Dynamic Equity Fund (the “Fund”), a diversified closed-end management investment company, announced today that its Board of Trustees (the “Board”) adopted a proposal to liquidate the Fund. Subject to shareholder approval of the plan of liquidation and dissolution (the “Liquidation Plan”) adopted by the Board, the Fund plans to sell its assets, discharge its liabilities and distribute the net proceeds to shareholders.

After considering the relatively small asset size of the Fund compared to current expenses, the historic and current discounts to net asset value at which the Fund’s shares have traded and several alternatives to liquidation, the Board, on the recommendation of Fund Management, concluded that it would be in the best interests of the Fund and its shareholders to liquidate and dissolve the Fund.

The Board plans to submit a proposal to shareholders to approve the Liquidation Plan at a special meeting of shareholders (the “Special Meeting”). If the proposal is approved by shareholders, the Fund will commence the orderly liquidation of its assets in accordance with the Liquidation Plan. Following the liquidation of the Fund’s assets, the Fund will pay one or more liquidating distributions to shareholders of record as of the effective date of the Liquidation Plan. There can be no assurance that the necessary percentage of the shareholders of the Fund will vote in favor of the proposal to approve the Liquidation Plan.

Any solicitation of proxies by the Fund in connection with the Special Meeting will be made only pursuant to separate proxy materials filed with the U.S. Securities and Exchange Commission (the “SEC”) under applicable federal securities laws. Because the proxy materials will contain important information, including a more detailed description of the Liquidation Plan, shareholders are urged to read them carefully when they become available.

The Fund and the Board may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Special Meeting. The Fund plans to file a proxy statement with the SEC in connection with the solicitation of proxies for the Special Meeting. Information regarding the names of the Fund’s trustees is set forth in the Fund’s proxy statement relating to the 2008 annual meeting of shareholders, which may be obtained free of charge at the SEC’s website at www.sec.gov. Additional information regarding the interests of such potential participants will be included in the proxy statement and other relevant documents to be filed with the SEC in connection with the Special Meeting.

Promptly after filing its definitive proxy statement for the Special Meeting with the SEC, the Fund will mail the definitive proxy statement and a proxy card to each shareholder entitled to vote at the Special Meeting. WE URGE SHAREHOLDERS TO READ THE PROXY STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE FUND WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain, free of charge, copies of the proxy statement and any other documents filed by the Fund with the SEC in connection with the Special Meeting at the SEC’s website at www.sec.gov, by calling 800-345-7999 or by writing the Fund at 2455 Corporate West Drive, Lisle, Illinois 60532.

Claymore Advisors, LLC, an affiliate of Claymore Securities, Inc., serves as the Fund’s Investment Adviser. Claymore Securities, Inc. is a privately-held financial services company offering unique investment solutions for financial advisors and their valued clients. Claymore entities have provided supervision, management, servicing or distribution on approximately $13.8 billion in assets, as of September 30, 2008, through closed-end funds, unit investment trusts and exchange-traded funds. Registered investment products are sold by prospectus only and investors should read the prospectus carefully before investing. Additional information on Claymore’s closed-end funds is available at www.claymore.com/cef.

Fiduciary Asset Management, LLC serves as the Fund's sub-adviser and manages a wide range of institutional equity, hedged equity, and fixed-income products. Fiduciary Asset Management currently manages and supervises approximately $16.6 billion, as of June 30, 2008, in client assets. Additional information on the firm is available at www.famco.com.

This information does not represent an offer to sell securities of the Fund and it is not soliciting an offer to buy securities of the Fund and is not soliciting any proxy. There can be no assurance that the Fund will achieve its investment objectives. The net asset value of the Fund will fluctuate with the value of the underlying securities. It is important to note that closed-end funds trade on their market value, not net asset value, and closed-end funds often trade at a discount to their net asset value. Past performance is not indicative of future performance. An investment in the Fund is subject to certain risks and other considerations. Such risks and considerations include, but are not limited to: Investment Risk, Equity Risk, Risks Associated with Options on Securities, Call Option Writing Risks, Risks of Mid-Cap and Small-Cap Companies, Income Risk, Foreign Securities Risk, Industry Concentration Risk, Interest Rate Risk, Risks Related to Preferred Securities, Derivatives Risk, Inflation Risk, Illiquid Securities Risk, Fund Distribution Risk, Market Discount Risk, Portfolio Turnover Risk, Tax Risk, Other Investment Companies Risk, Management Risk and Current Development Risks.

Investors should consider the investment objectives and policies, risk considerations, charges and expenses of the Fund carefully before they invest. For this and more information, please contact a securities representative or Claymore Securities, Inc., 2455 Corporate West Drive, Lisle, Illinois 60532, 800-345-7999.

Press and Analyst Inquiries:
William T. Korver
Claymore Securities, Inc.
wkorver@claymore.com
630-505-3700

Member FINRA/SIPC (12/08)

NOT FDIC-INSURED | NOT BANK-GUARANTEED | MAY LOSE VALUE

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